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                                                                    Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS


The Savings Plan Committee
The Gillette Company Employees' Savings Plan:


We consent to the incorporation by reference in registration statement Nos. 33-9495, 33-56218 and 33-59125 on Form S-8 of The Gillette Company Employees' Savings Plan of our report dated May 15, 1998, relating to the statements of net assets available for plan benefits of The Gillette Company Employees' Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of The Gillette Company Employees' Savings Plan.






                                  s/ KPMG Peat Marwick LLP


Boston, Massachusetts
June 24, 1997